Exhibit 10.2
PERSPECTA INC.

SEVERANCE PLAN FOR SENIOR MANAGEMENT AND KEY EMPLOYEES

And Summary Plan Description

Effective June 19, 2019
This Severance Plan (the “Plan") shall become effective with respect to any particular Designated Employee (as defined below) as of the date a Senior Management and Key Employee Severance Agreement, incorporating all or any portion of the terms hereof, is executed between such Designated Employee and Perspecta Inc. (“Perspecta” and, together with its subsidiaries, the “Company"). This document is also intended to constitute the Summary Plan Description for the Plan.

The Plan is effective as of June 1, 2018. The Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code") and the regulations and other Treasury Department guidance promulgated thereunder, and shall be interpreted accordingly.

1.Purpose

The principal purposes of the Plan are to (i) provide an incentive to the Designated Employees to remain in the employ of the Company, notwithstanding any uncertainty and job insecurity which may be created by an actual or prospective Change of Control, (ii) encourage the Designated Employee's full attention and dedication to the Company currently and in the event of any actual or prospective Change of Control, and (iii) provide an incentive for the Designated Employees to be objective concerning any potential Change of Control and to fully support any Change of Control transaction approved by the Board of Directors.

2.Definitions

Certain terms not otherwise defined in this Plan shall have the meanings set forth in this Section 2.

(a)Cause. For purposes of this Plan and any agreements entered into pursuant to the Plan only, “Cause” shall mean:

(i)fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates;

(ii)conviction of a felony involving a crime of moral turpitude;

(iii)willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

(iv)substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that a demand for performance of services has been delivered to the Designated Employee in writing by or on behalf of the board of directors of the Employer at least 60 days prior to termination identifying the manner in which such board of directors believes that the Designated Employee has failed to perform and (B) the Designated Employee has thereafter failed to remedy such failure to perform.

(b)Change of Control. The term "Change of Control" means the consummation of a "change in ownership" of the Company, a "change in effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company, in each case, as defined under Section 409A. For avoidance of doubt, neither the spinoff of the Company from DXC Technology Company (“Spinoff”) nor the mergers of Vencore Holding Corp. (“Vencore”) and KGS Holding Corp. (“KGS”) with a subsidiary of the Company (the “Mergers”) shall constitute a Change of Control for purposes hereof.

(c)Compensation. “Compensation" shall mean the sum of:

(i)the Designated Employee's annual base salary as in effect immediately prior to the date the Notice of Termination provided for in Section 3(c) of the Plan is given or in effect immediately prior to the date of the Change of Control, whichever is greater, and

(ii)the greater of (A) the average annual Short-Term Incentive Compensation Bonus as defined below, for the Designated Employee, whether pursuant to a then existing plan of the Company or otherwise, (x) over the three most recent fiscal years preceding the year in which the Date of Termination occurs for which a Short-Term Incentive Compensation Bonus was paid or deferred or for which the amount of Short-Term Incentive Compensation Bonus, if any, was finally determined; or (y) for a Designated Employee employed by the Company for less than the three fiscal years to which reference is made in (i), over the most recent complete fiscal year or years prior to the Date of Termination during which such Designated Employee was employed and for which a Short-Term Incentive Compensation Bonus was paid or for which the amount of Short- Term Incentive Compensation Bonus, if any, was finally determined; or (z) for a Designated Employee employed by the Company for less than a single complete fiscal year prior to the year in which the Date of Termination occurs, the average annual cash Short-Term Incentive Compensation Bonus shall be based on the target annual bonus for the fiscal year during which the Date of Termination occurs or (B) the Designated Employee’s target annual bonus for the fiscal year during which the Date of Termination occurs. Notwithstanding the foregoing, Short-Term Incentive Compensation Bonuses determined after the Change of Control are not taken into account in determining the average annual Short-Term Incentive Compensation Bonus for the Designated Employee unless the inclusion of all such bonuses increases the average, in which case all such bonuses are taken into account. For purposes hereof, continuous employment with DXC Technology Company (“DXC”), Vencore or KGS prior to the Spinoff and Mergers shall be deemed employment with the Company.

(d)Designated Employees. "Designated Employees" shall refer to those employees of Perspecta and its subsidiaries (the entity directly employing a Designated Employee shall be referred to herein, with respect to such Designated Employee, as the "Employer") who are parties to agreements with Perspecta substantially in the form of Exhibit A attached hereto (with such changes as may be approved by the Board of Directors or the Human Resources and Compensation Committee or other duly authorized committee thereof), incorporating the terms and provisions of this Plan (a “Participation Agreement”). Each such agreement shall indicate whether the particular Designated Employee is in Group A or Group B, or such other Group as may hereafter be duly defined by amendment of this Plan.

(e)Good Reason. A Designated Employee's termination of employment with the Company shall be deemed for "Good Reason" if it occurs within six months of any of the following without the Designated Employee's express written consent:

(i)A substantial change in the nature, or diminution in the status, of the Designated Employee's duties or position from those in effect immediately prior to the Change of Control;

(ii)A reduction by the Company in the Designated Employee's annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

(iii)A reduction by the Company in the overall value of benefits provided to the Designated Employee, as in effect on the date of a Change of Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change of Control. As used herein, "benefits" shall include all profit sharing, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits;

(iv)A failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the Designated Employee's participation in any such plan, unless the Designated Employee is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

(v)A failure to provide the Designated Employee the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the Designated Employee immediately prior to the Change of Control;

(vi)Relocation of the Designated Employee's principal place of employment to any place more than 35 miles from the Designated Employee's previous principal place of employment;

(vii)Any material breach by the Company of any provision of the Plan or of any agreement entered into pursuant to the Plan or any stock option or restricted stock agreement;

(viii)Conduct by the Company, against the Designated Employee's volition, that would cause the Designated Employee to commit fraudulent acts or would expose the Designated Employee to criminal liability; or

(ix)Any failure by the Company to obtain the assumption of the Plan or any agreement entered into pursuant to the Plan by any successor or assign of the Company;

provided that for purposes of clauses (ii) through (v) above, "Good Reason” shall not exist (A) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (B) if the reduction in aggregate value is due to reduced performance by the Company, the business unit of the Company for which the Designated Employee is responsible, or the Designated Employee, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change of Control.

A Designated Employee claiming Good Reason for termination of employment must give written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall (i) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Reason is based and (ii) be given no later than 90 days after the first occurrence of such circumstances. The Company shall have 30 days after receiving such notice in which to cure such grounds. If the Company fails to cure such grounds within such 30-day period, such Designated Employee's employment with the Company shall thereupon terminate for Good Reason.

(f)Short-Term Incentive Compensation Bonus. For purposes of this Plan, a Short-Term Incentive Compensation Bonus shall mean a lump sum cash amount or other form of payment, including restricted stock, restricted stock units and other payment in kind, whether contingent or fixed, and whether or not deferred, determined on an annual basis under the Company’s Incentive Compensation Plan or such successor plan or plans as shall be in effect for the whole or partial fiscal year or years applicable under Section 2(a) of this Plan. A restricted stock or restricted stock unit award granted in lieu of a cash bonus shall be deemed to have the same value as such cash bonus. For purposes hereof, Short-Term Incentive Compensation Bonus shall include, if applicable, any annual cash bonus paid to a Designated Employee under an annual cash bonus plan sponsored or maintained by DXC, Vencore or KGS prior to the Spinoff and Mergers.

3.Termination Following Change of Control

(a)Termination of Employment.

(i)In the event a Designated Employee in Group A or Group B, following the date of a Change of Control, either (A) has a voluntary employment termination for Good Reason within twenty-four (24) full calendar months following such Change of Control, or (B) has an involuntary employment termination for any reason other than for Cause within thirty-six full calendar months following such Change of Control, such Designated Employee shall be entitled to receive following such employment termination such payments and benefits hereunder as such Designated Employee shall be entitled to receive upon such employment termination in accordance with Sections 2(d) and 4 of this Plan.

(ii)Notwithstanding any other provision of this Plan, no payments shall be made under or measured by this Plan in the event that the Designated Employee's employment is terminated by his Disability or by his death or for Cause.

(b)Disability. If, as a result of the Designated Employee's incapacity due to physical or mental illness, accident or other incapacity (as determined by the board of directors of the applicable Employer in good faith, after consideration of such medical opinion and advice as may be available to such board from medical doctors selected by the Designated Employee or by such board or both separately or jointly), the Designated Employee shall have been absent from his duties with the Employer on a full-time basis for six consecutive months and, within 30 days after written Notice of Termination thereafter given by the Employer, the Designated Employee shall not have returned to the full-time performance of the Designated Employee's duties, the Employer may, to the extent permitted by applicable law, terminate the Designated Employee's employment for "Disability".

(c)Notice of Termination. Any purported termination of the Designated Employee's employment by the Designated Employee's Employer or the Designated Employee hereunder shall be communicated by a Notice of Termination to the other party in accordance with the terms of the agreement entered into pursuant to the Plan. For purposes of the Plan and any agreement entered into pursuant hereto, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provis ions in the Plan applicable to the termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for application of the provisions so indicated.

(d)Date ofTermination. "Date of Termination” shall mean (i) if the Designated Employee is terminated by the Employer for Disability, thirty (30) days after Notice of Termination is given to the Designated Employee (provided that the Designated Employee shall not have returned to the performance of the Designated Employee's duties on a full-time basis during such thirty (30) day period) or (ii) if the Designated Employee's employment is terminated by the Employer for any other reason or by the Designated Employee, the date on which a Notice of Termination is given.

4.Severance Compensation upon Termination of Employment

If the employment with the Company of a Designated Employee in Group A or Group B shall be terminated following a Change of Control as set forth in Section 3 of the Plan, then Perspecta shall cause each Employer to pay and provide as follows to such Designated Employee:

(a)For a Designated Employee in Group A or Group B, upon voluntary termination for Good Reason    within twenty-four (24) full calendar months following a Change of Control, or upon involuntary employment termination for any reason other than for Cause within thirty-six (36) full calendar months following such Change of Control, the Employer shall:
(i)Pay to the Designated ꞏEmployee as severance pay in a

lump sum in cash on the tenth business day following the Date of Termination, an amount equal to the multiple specified on Exhibit B and made applicable to such Designated Employee by this Plan and such Designated Employee's agreement hereunder, multiplied by the Designated Employee's Compensation; and

(ii)Provide the Designated Employee, for the number of years calculated for such Designated Employee pursuant to Section 4(a)(i) of this Plan (or such shorter period as the Designated Employee may elect) with disability, health, life and accidental death and dismemberment benefits substantially similar to those benefits which the Designated Employee is receiving immediately prior to the Change of Control or, if greater, immediately prior to the Notice of Termination (followed by the period of COBRA continuation if COBRA benefits are elected by the Designated Employee at such Designated Employee's expense). Benefits otherwise receivable by the Designated Employee pursuant to this Section 4(a)(ii) shall be reduced to the extent comparable benefits are actually received by the Designated Employee during such period as the result of his or her employment with another person.

5.Tax Matters

The Designated Employee will be liable for and will pay all Designated Employee’s tax liability by virtue of any payments made to the Designated Employee under the Plan or otherwise. The Designated Employee shall not be entitled to any parachute tax gross- up payment. Accordingly, notwithstanding any contrary provisions in any other plan, program or policy of Perspecta, if all or any portion of the benefits payable under the Plan, either alone or together with other payments and benefits which the Designated Employee receives or is entitled to receive from Perspecta or any other source, would constitute an “excess parachute payment” within the meaning of Section 280G of Code, Perspecta shall reduce the Designated Employee’s payments and benefits payable under the Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit after such reduction shall exceed the net after-tax benefit if such reduction were not made. The parachute payments shall be reduced in a manner that provides to the Designated Employee the greatest economic benefit and to the extent the reduction of any two or more parachute payments would produce an economically equivalent benefit to the Designated Employee, each shall be reduced pro rata.

“Net after-tax benefit if such reduction were not made” for these purposes shall mean the sum of (i) the total amount payable to the Designated Employee under the Plan, plus (ii) all other payments and benefits which the Designated Employee receives or is then entitled to receive from Perspecta or otherwise that, alone or in combination with the payments and benefits payable under the Plan, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Designated Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

“Net after-tax benefit after such reduction” for these purposes shall mean the sum of (i) (A) the total amount payable to the Designated Employee under the Plan, plus (B) all other payments and benefits which the Designated Employee receives or is then entitled to receive from Perspecta or otherwise that, alone or in combination with the payments and benefits payable under the Plan, would constitute a “parachute payment” within the meaning of Section 280G of the Code, in the case of each of (A) and (B) as reduced by the minimum amount such that none of the payments or benefits described in (A) or (B) would be subject to excise taxes imposed by Section 4999 of the Code, less (ii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Designated Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan).

The effect of the excise tax imposed under Section 4999 of the Code, “net after tax benefit if such reduction were not made", “net after tax benefit after such reduction,” greatest economic benefit, economically equivalent benefit and other factors applicable in the determinations to be made under this Section, shall be determined by the Accountants.

For the purposes of this Section 5, the "Accountants" shall mean Perspecta’s independent certified public accountants serving immediately prior to the Change of Control. In the event that such Accountants decline to serve as the Accountants for purposes of this Section 5 or are serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Designated Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants in connection with matters relating to this Section 5 shall be paid by Perspecta.

6.Dispute Resolution: Claims Procedure

(a)Claims Procedure.

(i)Benefits will be provided to each Designated Employee as specified in this Plan. If a Designated Employee believes that he has not been provided with benefits due under the Plan, then the Designated Employee (who is hereafter referred to as the "Claimant") has the right to make a written claim for benefits under the Plan. Written claims for severance pay benefits shall be governed by the following procedures;

any written claims for health or welfare benefits shall be governed by the claims procedures of the applicable health or welfare plan. If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the Claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the Claimant:

(A)    the specific reason or reasons for such denial;

(B)    specific reference to pertinent Plan provisions on which the denial is based;

(C)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)    an explanation of the Plan's claims review procedure and time limits applicable to those procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(ii)The written notice of any claim denial pursuant to Section 6(a)(i) shall be given not later than thirty (30) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:

(A)    written notice of the extension shall be given by the Administrator to the Claimant prior to thirty (30) days after receipt of the claim;

(B)    the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and

(C)    the extension notice shall indicate (1) the special circumstances requiring an extension of time and (2) the date by which the Administrator expects to render the benefit determination.
(iii)The decision of the Administrator shall be final unless the Claimant, within sixty (60) days after receipt of notice of the claims denial from the Administrator, submits a written request to the Board of Directors of Perspecta, or its delegate, for an appeal of the denial. During that sixty
(60) day period, the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the Claimant's appeal. The Claimant may act in these matters individually, or through his or her authorized representative.

(iv)After receiving the written appeal, if the Board of Directors of Perspecta, or its delegate, shall issue a written decision notifying the Claimant of its decision on review, not later than thirty (30) days after receipt of the written appeal, unless the Board of Directors of Perspecta or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:
(A)    written notice of the extension shall be given by the Board of Directors of Perspecta or its delegate prior to thirty (30) days after receipt of the written appeal;

(B)    the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period; and

(C)    the extension notice shall indicate (1) the special circumstances requiring an extension of time and (2) the date by which the Board of Directors of Perspecta or its delegate expects to render the appeal decision.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board of Directors of Perspecta or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal. If the period of time for reviewing the appeal is extended as permitted above, due to a claimant's failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(v)In conducting the review on appeal, the Board of Directors of Perspecta or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Board of Directors of Perspecta or its delegate upholds the denial, the written notice of decision from the Board of Directors of Perspecta or its delegate shall set forth, in a manner calculated to be understood by the Claimant:
(A)    the specific reason or reasons for the denial;

(B)    specific reference to pertinent Plan provisions on which the denial is based;

(C)    a statement that the Claimant is entitled to be receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(D)    a statement of the Claimant's right to bring a civil action under ERISA 502(a).

(vi)If the Plan or any of its representatives fail to follow any of the above claims procedures, the Claimant shall be deemed to have duly exhausted the administrative remedies available under the plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

(vii)If the Board of Directors of Perspecta or its delegate upholds the denial on review of a severance pay claim, or if a health or welfare benefit claim is denied on review under the applicable health or welfare plan and/or the administrative remedies thereunder have been exhausted, then the Claimant shall have the right to bring a civil action under ERISA Section 502(a).

7.Mitigation of Damages; Effect of Plan

(a)The Designated Employee shall not be required to mitigate damages or the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan, including without limitation Section 4 of the Plan, be reduced by any compensation earned by the Designated Employee as a result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as expressly provided herein.

(b)Except as provided in Section 9, the provisions of the Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Designated Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

8.Term; Amendments; No Effect on Employment Prior To Change Of Control

(a)This Plan shall have an initial term of two years, which shall be automatically extended by one year beginning on the first anniversary of the date of adoption of this Plan and on each anniversary thereafter. This Plan with respect to all Designated Employees or any particular Designated Employee may be terminated or amended by the Board of Directors of Perspecta or by its Human Resources and Compensation Committee or any other duly authorized Committee thereof; provided that a termination or any amendment that reduces the benefits to the Designated Employee provided hereunder or otherwise adversely affects the rights of the Designated Employee, without the Designated Employee's prior written consent: (i) may only be approved after the completion of the initial two year term and prior to a Change of Control, and (ii) may not be effected prior to the provision of 24 months' advance notice thereof to the Designated Employee. Termination or amendment of this Plan shall not affect any obligation of Perspecta under this Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Notwithstanding the foregoing, Perspecta may change the definition of "Change of Control" as provided in Section 2(b), above, subject to the limitations therein stated.

(b)Notwithstanding anything herein or in any agreement entered into pursuant to the Plan to the contrary, the Board of Directors of Perspecta or the Human Resources and Compensation Committee thereof may amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors or Human Resources and Compensation Committee, as applicable) at any time prior to a Change in Control as may be necessary, upon the advice of Perspecta’s counsel, to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

(c)Nothing in this Plan or any agreement entered into pursuant to this Plan shall confer upon the Designated Employee any right to continue in the employ of the Company prior to (or, subject to the terms of this Plan, following) a Change of Control or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved except as may otherwise be provided under any other written agreement between the Designated Employee and the Employer, to discharge the Designated Employee at any time prior to (or, subject to the terms of the Plan, following) the date of a Change of Control for any reason whatsoever, with or without cause. The Designated Employee and Perspecta, on behalf of each Employer, acknowledge that, except as may otherwise be provided under any other written agreement between the Designated Employee and such Employer, the employment of the Designated Employee by the Employer is 11at will," and if, prior to a Change Of Control, the Designated Employee's employment with the Employer terminates for any reason or for no reason, then the Designated Employee shall have no further rights under this Plan.

(d)The Employer may withhold from any amounts payable under this Plan such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Designated Employee's or Perspecta’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Designated Employee or Perspecta may have hereunder, including, without limitation, the right of the Designated Employee to terminate employment for Good Reason, as defined herein, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Plan.

9.Effect Of Other Agreements

Notwithstanding anything to the contrary provided in this Plan, (i) any amounts payable to a Designated Employee pursuant to Section 4 of the Plan shall be reduced by any amounts actually paid to such Designated Employee following a termination of employment either pursuant to applicable law or under any contract between the Designated Employee and the Company, in either case that provides for or requires the payment of compensation or severance benefits following a termination of employment and (ii) any benefits that may be provided to a Designated Employee for three years or another period following a termination of employment pursuant to Section 4 of the Plan shall be reduced to the extent that substantially identical benefits are actually received by the Designated Employee during such three year or other period under an existing severance agreement or requirement. It is expressly understood, however, that no amounts payable hereunder shall be reduced by amounts payable under the Company's retirement or deferred compensation plans or by amounts payable as accrued vacation or because of the acceleration of the benefits under Perspecta’s equity compensation plans.

10.Effect Of Section 409A of the Code.

The Plan is intended to provide payments that are exempt from or compliant with the provisions of Section 409A and the Plan shall be interpreted accordingly.

Each payment under the Plan is intended to be compliant with or excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-l(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § l.409A-l(b)(9)(iii), and the provisions of the Plan will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

All reimbursements or provision of in-kind benefits pursuant to the Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(l)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under the Plan during the Designated Employee's taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Designated Employee's taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

In the event that any Designated Employee also participates in any other severance arrangement sponsored and maintained by the Company, and if the payments under this plan or the other severance arrangement are nonqualified deferred compensation within the meaning of Section 409A (as defined in this Section 10 of this Plan), then the time and form of payments to be made under this Plan and the other severance arrangement, to the extent they are of the same amounts, will be conformed so that such payments are in compliance with the requirements of Section 409A.

Notwithstanding anything to the contrary in this Plan, if, upon the advice of its counsel, Perspecta determines that any payments or benefits to be provided to a Designated Employee who is a "Specified Employee" (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, "Section 409A")) of an Employer (a "Specified Employee") by Perspecta or the Employer pursuant to Section 4 of this Plan are or may become subject to the additional tax under Section 409A(a)(l)(B) or any other taxes or penalties imposed under Section 409A ("409A Taxes") as applicable at the time such payments and benefits are otherwise required under this Plan, then:

(a)(i) such payments shall be delayed until the date that is the earlier of six months after date of the Specified Employee's "separation from service" (as such term is defined under Section 409A) with the Company or the date of the Specified Employee's death, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Payments Delay Period"), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the default rate credited to amounts deferred under Perspecta’s Deferred Compensation Plan, as amended; provided, however, that such rate shall be calculated on a monthly average basis rather than a daily basis (the "Interest Rate");

(b)(i) with respect to the provision of such benefits, for a period of six months following date of the Specified Employee's "separation from service" (as such term is defined under Section 409A) with the Company, or such shorter period, that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the "Benefits Delay Period"), the Specified Employee shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Employer shall reimburse the Specified Employee for the costs of providing such benefits imposed on the Specified Employee during the Benefits Delay Period, plus interest accrued at the Interest Rate; and

(c)the applicable Employer shall fund any payments to a Specified Employee that are to be delayed as a result of the imposition of a Payment Delay Period (including the interest to be paid with respect to such delayed payments) and/or any payments that are expected to be paid to a Specified Employee as a result of the imposition of a Benefits Delay Period (including any interest to be paid with respect thereto) (collectively, the "Delayed Payments") by establishing and irrevocably funding a trust for the benefit of the applicable Specified Employee. Such trust shall be a grantor trust described in Section 671 of the Code and intended not to cause tax to be incurred by the Specified Employee until amounts are paid out from the trust to the Specified Employee. The trust shall provide for distribution of amounts to the Specified Employee in order to pay taxes, if any that become due on the amounts as to which payment is being delayed during the Payment Delay Period pursuant to this Section 10, but only to the extent permissible under Section 409A of the Code without the imposition of 409A Taxes. The amount of such fund shall equal a good faith estimate of the Delayed Payments determined by the Company in consultation with the Specified Employee. The establishment and funding of such trust shall not affect the obligation of the applicable Employer to pay the Delayed Payments pursuant to this Section 10.

Specified Employees shall be identified as provided in Perspecta’s Specified Employee Determination Policy, as amended.

EXHIBIT A

PERSPECTA INC.
SENIOR MANAGEMENT AND KEY EMPLOYEE SEVERANCE AGREEMENT

This    SENIOR    MANAGEMENT    AND    KEY    EMPLOYEE SEVERANCE
AGREEMENT (this “Agreement"), dated as of     is made and entered into by and between Perspecta Inc., a Nevada corporation (the “Company"), and
     (the "Executive").

RECITALS

This Agreement is being entered into in accordance with the Severance Plan attached hereto as Annex 1 (the “ Plan") in order to set forth the specific severance compensation which the Company agrees that it will cause the Executive's employer, which is or is a subsidiary of the Company (the “Employer"), to pay to the Executive if the Executive's employment with the Employer terminates under certain circumstances described in the Plan.

NOW, THEREFORE, in consideration of the continued service of the Executive as an employee of the Company, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Agreement to Provide Plan Benefits. The Plan (as it may hereafter be amended or modified in accordance with the terms thereof) is hereby incorporated into this Agreement in full and made a part hereof as though set forth in full in this
Agreement. The Executive is hereby designated a member of Group     under
the Plan and shall be entitled to all of the rights and benefits applicable to Designated Employees in such Group under the Plan. The Company agrees to be bound by the Plan and to cause the Employer to provide to the Executive all of the
benefits provided to Designated Employees who are members of Group         under
the Plan subject to the terms and conditions of the Plan. Terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

2.Heirs and Successors.
(a)Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this

Agreement and shall entitle the Executive to terminate his or her employment with the Employer within six months thereafter for Good Reason and to receive the benefits provided under the Plan in the event of termination for Good Reason following a Change of Control. As used in this Agreement, "Company” shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die after the conditions to payment of benefits set forth in Section 4 of the Plan have been met and any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, successor, devises, legatee or other designee or, if there be no such designee, to the Executive's estate. Until a contrary designation is made to the Company, the Executive hereby designates as his beneficiary under this Agreement the person whose name appears below his signature on page 3 of this Agreement.

3.Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid (or by similar foreign mail), as follows: if to the Company – Perspecta Inc., 15052 Conference Center Drive, Chantilly, Virginia 20151, Attention: Corporate Secretary; and if to the Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

4.Miscellaneous. No provisions of this Agreement or the Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company, except as provided in Section 8(a) of the Plan. No waiver by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.Gender. In this Agreement (unless the context requires otherwise), use of any masculine term shall include the feminine.

8.Rescission. The Company agrees that this Agreement and the right to receive payments pursuant to the Plan and this Agreement may be rescinded at any time by the Executive giving written notice to such effect to the Company in accordance with Section 3 above. What is the

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PERSPECTA INC.    EXECUTIVE

Signature                        Signature

Title                            Name

Address for Notice

Designated Beneficiary

Address for Beneficiary

EXHIBIT B

Group A Multiple:    3x

Group B Multiple:    2x